Exhibit 99.1

NEWS RELEASE

GLORI ENERGY ANNOUNCES ITS INTENT TO DELIST AND

DEREGISTER ITS COMMON STOCK AND BEGIN TRADING ON THE OTC

Houston, TX – September 9, 2016 - Glori Energy Inc. (Nasdaq: GLRI) (“Glori” or the “Company”) today announced that it has submitted a notice to The Nasdaq Stock Market LLC (“Nasdaq”) of its intention to voluntarily withdraw the Company's common stock from listing on Nasdaq and to voluntarily terminate the registration of common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to continue to file periodic reports on Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission pursuant to the requirements of Section 15(d) of the Exchange Act.

As previously disclosed, on August 18, 2016, the Company received a deficiency letter (the “Notice”) from Nasdaq indicating that the Company’s stockholders’ equity as of June 30, 2016 did not meet the minimum $2.5 million requirement of Listing Rule 5550(b)(1) that is necessary to maintain continued listing on the Nasdaq Capital Market. The Notice stated that the Company also did not, at that time, meet the market value of listed securities or net income from continuing operations standards that are alternatives to the stockholders’ equity requirement. The Company was given 45 days from the date of the Notice to submit a plan to regain compliance. The Notice and the deficiencies identified therein were in addition to the Company’s previously disclosed non-compliance with the minimum $1.00 bid price per share requirement under Listing Rule 5550(a)(2), which the Company initially reported on October 23, 2015. The Company had until October 17, 2016 to regain compliance with this requirement.

After considering a number of factors, including the likely expenses and uncertainty associated with seeking to regain compliance with and raise capital while subject to Nasdaq’s Listing Rules and the ongoing costs of maintaining such compliance, the Company’s Board of Directors unanimously determined to (i) voluntarily delist from the Nasdaq, (ii) deregister the Company’s common stock under Section 12(b) of the Exchange Act, and (iii) take the actions necessary for the Company to be traded on one of the OTC Market Group trading systems.

Kevin Guilbeau, Glori’s Executive Chairman and CEO stated, “Regardless of which exchange Glori trades on, our objectives remain the same. Our plan is to continue to pursue our Phoenix initiative, which consists of acquiring abandoned oil fields that have significant amounts of oil remaining in place. We have begun selectively leasing acreage in one such non-producing oil field that we believe has excellent reservoir qualities and contains significant amounts of unrecovered oil. We plan to apply a standard waterflood operation coupled with our AERO technology to unlock these left-behind reserves.

“To help shore up our liquidity and fund certain up-front costs necessary to complete the leasing and development plan for our first Phoenix project, we are in discussions with investors for a modest capital raise at the Glori corporate level. We are also evaluating project financing options to execute the development of the first project. We are optimistic that certain financing is available, but at this point we cannot give any assurances that we will be successful nor whether we will be able to negotiate acceptable terms. Our optimism is based on the quality of our first Phoenix project, which appears to be quite robust, and we anticipate it could provide the catalyst for a financing at both the corporate level as well as the asset level. Additionally, as we previously reported, we expect to learn in the next 30 to 60 days if our DOE Part II application is approved and accepted for underwriting. If the loan guarantee is not approved, or if we determine the final terms are not advantageous to the company, we plan to pursue alternative project financing.”

“Although we are in the process of withdrawing our Nasdaq listing and moving to the Over-The-Counter market, at a later date, we can re-apply for listing when we are able to meet the Nasdaq requirements. We believe that delisting from Nasdaq at this time will result in lower administrative expenses and will enable management to focus its time and resources on operating the Company and enhancing shareholder value.”

The Company intends to file a Notification of Removal from Listing and/or Registration on Form 25 with the Securities Exchange Commission ("SEC") on or after September 19, 2016, as a result of which the Company expects the common stock will cease to be listed on Nasdaq on or about September 29, 2016. The Company anticipates that the common stock will be immediately traded on one of the trading platforms operated by OTC Market Group following delisting.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.glorienergy.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “may,” “could,” “intends,” “potential,” “appears,” “anticipate,” “plan,” “expect,” “believe,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements involve risks, are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurances as to the Company’s future results of operations, future acquisitions, the approval of the DOE application, our ability to raise capital or obtain additional financing, that the Company will be successful in listing its common stock for sale on one of the OTC Market Group’s trading systems or that the Company will successfully complete the delisting and deregistration of its common stock under the Exchange Act and any future re-listing on Nasdaq. Other risk factors are discussed in Item 1A "Risk Factors" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the 2015 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2016. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

Glori Energy Contact

Victor M. Perez

Chief Financial Officer

713-237-8880

ir@glorienergy.com

Investor Relations Counsel

Lisa Elliott/ Anne Pearson

Dennard-Lascar Associates

713-529-6600

lelliott@DennardLascar.com

apearson@DennardLascar.com